UNITED STATES
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Magellan Petroleum Corporation
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Magellan Sells Mereenie Bonus Rights

DENVER, May 19, 2016 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today announced the sale to Macquarie Bank Limited (“Macquarie”) of all the Company’s rights to certain bonus payments related to the Mereenie field located in the Amadeus Basin in Australia for a purchase price of AUD $3.45 million.

On May 18, 2016, Magellan entered into and completed a Sale and Purchase Deed with Macquarie to sell to Macquarie all the Company’s rights to certain bonus payments, which bonus payments are i) based upon sales of hydrocarbons from the Mereenie field ranging from 2,500 boepd to 10,000 boepd and ii) may range from AUD $5.0 million to cumulative potential payments of AUD $17.5 million (the “Mereenie Bonus”) for a purchase price of AUD $3.45 million.

J. Thomas Wilson, President and CEO of the Company, commented, “This transaction represents another important step in the strategic alternatives review process we are engaged in and should provide sufficient liquidity to complete this process. We believe that the purchase price is attractive to the Company in light of i) the current estimated production from Mereenie, which the Company believes is less than 1,000 boepd, ii) the structure of the Mereenie Bonus, which require sales of hydrocarbons from the Mereenie field to attain 10,000 boepd in order to trigger the final bonus payment of AUD $10 million out of the cumulative potential payments of AUD $17.5 million, iii) the uncertainties related to the timing and financing of a development plan of Mereenie to enable increased production from the field, and iv) the uncertainties related to the ability to execute new sale contracts of hydrocarbons in the current energy market environment. Finally, the Mereenie Bonus was not recorded in the Company's condensed consolidated financial statements.”

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of securities laws. The words "believe", "expect", "intend", "plan", “potential”, and similar expressions are intended to identify forward-looking statements. These statements involve a number of known and unknown risks which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include factors such as the uncertain nature of future liquidity needs, the duration of the strategic alternatives review process and other matters discussed in the "Risk Factors" section of the Company's 2015 Form 10-K and any updates thereto in subsequent reports filed with the SEC. The forward looking statements in this press release speak as of the date of this release. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company historically focused on CO2-enhanced oil recovery ("CO2-EOR") projects in the Rocky Mountain region. Upon the anticipated closing of the transactions contemplated by the Exchange Agreement that the Company entered into with its preferred stockholder on March 31, 2016, which are primarily subject to the approval of the Company’s stockholders, the Company will have disposed of its CO2-EOR activities. Historically active internationally, Magellan also owns significant exploration acreage in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

PARTICIPANTS IN SOLICITATION; ADDITIONAL INFORMATION ABOUT THE EXCHANGE TRANSACTION

Magellan and One Stone Holdings II, L.P. and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from Magellan's shareholders in connection with the transaction contemplated by the Exchange Agreement (the “Transaction”). Shareholders are urged to carefully read the proxy statement regarding the Transaction because it contains important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Magellan's shareholders in connection with the Transaction is set forth in the Company’s preliminary proxy statement filed with the SEC on April 20, 2016. In the same proxy statement, you can also find information about Magellan’s directors and officers. Magellan also intends to file a definitive proxy statement relating to the Transaction and related matters. You can obtain free copies of these and other documents containing relevant information at the SEC's web site at www.sec.gov or by contacting the Company by mail at 1775 Sherman Street, Suite 1950, Denver, Colorado 80203, or by telephone at (720) 484-2400.

For further information, please contact:

Antoine Lafargue
Senior Vice President -- CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com